Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 16, 2007 with respect to the carve out financial statements of Pioneer Southwest Energy Partners L.P. Predecessor, our report dated July 17, 2007 with respect to the consolidated balance sheet of Pioneer Natural Resources Partners GP LLC, and our report dated July 17, 2007 with respect to the balance sheet of Pioneer Southwest Energy Partners L.P., in the Registration Statement (Form S-1 Amendment No. 4) and related Prospectus of Pioneer Southwest Energy Partners L.P.
/s/ Ernst & Young LLP
Dallas, Texas
November 29, 2007